EXHIBIT 99.1

The #1 Airborne Healthcare Company

Air Methods Provides 3rd Quarter Update
Fully-Diluted Earnings Per Share Expected to Range between $0.67 and $0.70

DENVER, CO., October 23, 2008 -- Air Methods Corporation (NasdaqGS: AIRM), the largest air medical transportation company in the world, provided an update on third quarter 2008 results.

Based on preliminary 2008 third quarter results, total community-based patient transports were 10,690.  Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased 1,552 transports or 16%, while weather cancellations for these same bases increased by 422 transports compared with the prior-year quarter.  Excluding impact of higher weather cancellations, Same-Base Transports decreased 11%.  These Same-Base Transports and weather cancellations exclude bases acquired from CJ Systems Aviation Group, Inc. (CJ) effective October 1, 2007.  The decrease in patient transports in excess of higher weather cancellations is attributed to a third-quarter spike in fuel prices and its impact on traffic volume, slowdown in economic activity, and lost flights due to redeployment of numerous aircraft and crews to respond to Hurricanes Gustav and Ike.  Gross revenues generated from hurricane response during the third quarter exceeded $6.8 million, compared with $1.0 million in the prior-year quarter.  These hurricane revenue amounts are before incremental costs and expenses, including crew compensation, fuel, travel expenses, maintenance costs, and lost revenue from redeployment of fleet.

Net revenue per community-based transport increased 8% to $7,090 for the current-year quarter, compared with $6,560 in the prior-year quarter.  Net revenue per community-based transport increased 5% compared with $6,727 in the second quarter of 2008.  Net revenue per community-based transport excludes revenue generated from hurricane response activities.

The Company also announced that fuel costs per community-based patient transport were 56% higher than during the prior-year quarter.  Based on patients transported during the current-year quarter, this increase resulted in approximately $1.7 million in increased fuel costs.  Maintenance expenditures increased approximately 18%, or $2.6 million, during the current quarter as compared with the third quarter of 2007, after excluding aircraft acquired in the CJ acquisition.   The company also reported that the current-year third quarter results include net gains on disposition of aircraft of $1.1 million, or approximately $0.05 per share after income taxes.

Based on preliminary results, the Company estimates that its fully-diluted earnings will be between $0.67 and $0.70 per share for the quarter ended September 30, 2008.  The Company noted that these preliminary results are subject to final quarter-end closing and review procedures and are therefore subject to change.

Aaron Todd, CEO, stated, “Although our community-based flight volumes were weak during the quarter, we have experienced an 11% increase in projected October flight volume month-to-date as compared with the September volume of 3,196 transports.  Most of the recent significant decreases in fuel prices did not benefit the third quarter, and will be more fully realized in the fourth quarter of 2008.  We also anticipate that lower fuel prices will increase road travel, with related increase in demand for air medical transport.   We are pleased that recent price increases have continued to generate growth in net revenue per transport, and will continue to assess the need for future increases.”

The Company will report financial results for the third quarter of fiscal year 2008 after the close of the market on Thursday, November 6, 2008.  The Company has scheduled a conference call for Thursday, November 6, 2008 at 4:15 p.m. Eastern to discuss the results of the quarter.

Interested parties can access the call by dialing (877) 883-0656 (domestic) or (706) 643-8826 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 70416153, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is a leader in emergency air medical transportation and medical services. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 320 helicopters and fixed wing aircraft.

Forward Looking Statements: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the integration of CJ into our existing operations, the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413.  Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.